Exhibit 99

VIACOM REPORTS RESULTS FOR FIRST QUARTER 2013

Fiscal Year 2013 Results

	Quarter Ended December 31,		B/(W)
(in millions, except per share amounts)	2012	2011	2012 vs. 2011

Revenues	$3,314	$3,952	(16)%
Operating income	797	1,016	(22)
Net earnings from continuing operations attributable to Viacom	473	591	(20)
Adjusted net earnings from continuing operations attributable to Viacom*	461	591	(22)
Diluted EPS from continuing operations	0.93	1.06	(12)
Adjusted diluted EPS from continuing operations*	$0.91	$1.06	(14)%

* Adjusted measures referenced in this release are detailed in the Supplemental Disclosures at the end of this release.

New York, N.Y., January 31, 2013 – Viacom Inc. (NASDAQ: VIAB, VIA) today reported financial results for the fiscal first quarter, which ended December 31, 2012. Revenues decreased 16% to $3.31 billion, driven primarily by lower Filmed Entertainment revenues due to the timing and mix of releases. Operating income and adjusted net earnings from continuing operations attributable to Viacom declined 22% to $797 million and $461 million, respectively, reflecting lower Filmed Entertainment results and a decline in Media Networks advertising revenues, partially offset by increased affiliate revenues. Adjusted diluted earnings per share from continuing operations decreased 14% to $0.91 per diluted share.

Sumner M. Redstone, Executive Chairman of Viacom, said, “Viacom continues to build on its impressive global portfolio of movies, television programming and digital content. Philippe leads a talented executive and creative team at Viacom, and I am fully confident that by investing in new hits we will continue to build our outstanding brands and deliver strong value to shareholders.”

Philippe Dauman, President and Chief Executive Officer of Viacom, said, “Throughout the quarter, we kept our focus on creative excellence and strategic programming investment. Our ongoing investments in programming continue to produce results, with positive ratings trends and growing consumer engagement in new hit content, despite difficult short-term comparisons based on the mix of film releases and the lingering effect of ratings softness last year. Our television brands continue to be highly valued by distribution partners, highlighted by our double digit organic affiliate revenue growth. Paramount is well positioned for the future, with several upcoming tentpole releases, including G.I. Joe: Retaliation, Pain & Gain, Star Trek Into Darkness and World War Z. In addition, we are working closely with existing distribution partners and new digital distributors to continue to launch robust and consumer-friendly content experiences.

“Viacom’s ability to generate significant cash flow permits us to continuously invest in our businesses and deliver value directly to shareholders through our share repurchase and dividend programs. Viacom’s strong balance sheet has provided the flexibility to tap the financing markets and lower our average cost of debt.”

Revenues

	Quarter Ended December 31,		B/(W)
(in millions)	2012	2011	2012 vs. 2011

Media Networks	$2,394	$2,448	(2)%
Filmed Entertainment	975	1,558	(37)
Eliminations	(55)	(54)	NM

Total revenues	$3,314	$3,952	(16)%

NM - Not Meaningful

Quarterly revenues of $3.31 billion represented a 16% decline from the prior year. Media Networks revenues decreased 2% to $2.39 billion, driven by lower advertising revenues, partially offset by increased affiliate revenues. Domestic and worldwide advertising revenues each decreased 6%. The decline in domestic advertising revenues was driven by lower ratings. Domestic affiliate revenues increased 4%. Excluding the impact of digital distribution arrangements, which are affected by the timing of available programming, the domestic affiliate revenue growth rate was in the low-double digits. Worldwide affiliate fees increased 3%.

Filmed Entertainment revenues were down 37% to $975 million. Worldwide theatrical revenues decreased 42% in the quarter to $328 million, principally reflecting the difficult comparison against the prior year release of Mission: Impossible – Ghost Protocol, as well as the year over year comparison of revenue from third-party theatrical releases. Worldwide home entertainment revenues declined 43%, principally resulting from fewer releases in the quarter compared to the first quarter of 2012. The decline in home entertainment revenues also reflects lower carryover revenues from the prior period release of Transformers: Dark of the Moon. Television license fees decreased 24% to $227 million in the quarter.

Operating Income (Loss)

	Quarter Ended December 31,		B/(W)
(in millions)	2012	2011	2012 vs. 2011

Media Networks	$1,030	$1,129	(9)%
Filmed Entertainment	(139)	(31)	NM
Corporate expenses	(60)	(53)	(13)
Equity-based compensation	(31)	(29)	(7)
Eliminations	(3)	-	NM

Operating income	$797	$1,016	(22)%

NM - Not Meaningful

Quarterly operating income decreased 22% to $797 million in the quarter, reflecting lower overall revenues from the timing and mix of Filmed Entertainment releases, as well as lower revenues and increased investments in programming at Media Networks.

Quarterly adjusted net earnings from continuing operations attributable to Viacom declined $130 million, or 22%, in the quarter, principally due to the decline in operating income. Adjusted diluted earnings per share from continuing operations for the quarter were $0.91, a 14% decline from the prior year’s comparable quarter.

Stock Repurchase Program

For the quarter ended December 31, 2012, Viacom repurchased 13.3 million shares under its stock repurchase program, for an aggregate purchase price of $700 million. As of December 31, 2012, Viacom had 496 million shares of Common stock outstanding. As of January 30, 2013, Viacom had $3.85 billion remaining in its $10 billion stock repurchase program.

Debt

At December 31, 2012, total debt outstanding, including capital lease obligations, was $8.39 billion, compared with $8.15 billion at September 30, 2012. The Company’s cash balances were $671 million at December 31, 2012, a decrease from $848 million at September 30, 2012.

About Viacom

Viacom is home to the world’s premier entertainment brands that connect with audiences through compelling content across television, motion picture, online and mobile platforms in over 160 countries and territories. With media networks reaching approximately 700 million global subscribers, Viacom’s leading brands include MTV, VH1, CMT, Logo, BET, CENTRIC, Nickelodeon, Nick Jr., TeenNick, Nicktoons, Nick at Nite, COMEDY CENTRAL, TV Land, SPIKE, Tr3s, Paramount Channel and VIVA. Paramount Pictures, America’s oldest film studio and creator of many of the most beloved motion pictures, continues today as a major global producer and distributor of filmed entertainment. Viacom operates a large portfolio of branded digital media experiences, including many of the world’s most popular properties for entertainment, community and casual online gaming.

For more information about Viacom and its businesses, visit www.viacom.com. Keep up with Viacom news by following Viacom’s blog at blog.viacom.com and Twitter feed at www.twitter.com/Viacom.

Cautionary Statement Concerning Forward-Looking Statements

This news release contains both historical and forward-looking statements. All statements that are not statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements reflect the Company’s current expectations concerning future results, objectives, plans and goals, and involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause actual results, performance or achievements to differ. These risks, uncertainties and other factors include, among others: the public acceptance of the Company’s programs, motion pictures and other entertainment content on the various platforms on which they are distributed; technological developments and their effect in the Company’s markets and on consumer behavior; competition for audiences and distribution; the impact of piracy; economic conditions generally, and in advertising and retail markets in particular; fluctuations in the Company’s results due to the timing, mix and availability of the Company’s motion pictures and other programming; changes in the Federal communications laws and regulations; other domestic and global economic, business, competitive and/or regulatory factors affecting the Company’s businesses generally; and other factors described in the Company’s news releases and filings with the Securities and Exchange Commission, including but not limited to its 2012 Annual Report on Form 10-K and reports on Form 10-Q and Form 8-K. The forward-looking statements included in this document are made only as of the date of this document, and the Company does not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances. If applicable, reconciliations for any non-GAAP financial information contained in this news release are included in this news release or available on the Company’s website at http://www.viacom.com.

Contacts
Press:	Investors:
Jeremy Zweig	James Bombassei
Vice President, Corporate Communications	Senior Vice President, Investor Relations
(212) 846-7503 jeremy.zweig@viacom.com	(212) 258-6377 james.bombassei@viacom.com

Mark Jafar Vice President, Corporate Communications (212) 846-8961 mark.jafar@viacom.com	Pamela Yi Director, Investor Relations (212) 846-7581 pamela.yi@viacom.com

VIACOM INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

	Quarter Ended December 31,
(in millions, except per share amounts)	2012	2011

Revenues	$3,314	$3,952
Expenses:
Operating	1,763	2,185
Selling, general and administrative	697	689
Depreciation and amortization	57	62

Total expenses	2,517	2,936

Operating income	797	1,016
Interest expense, net	(110)	(105)
Equity in net earnings of investee companies	24	10
Other items, net	7	(4)

Earnings from continuing operations before provision for income taxes	718	917
Provision for income taxes	(236)	(316)

Net earnings from continuing operations	482	601
Discontinued operations, net of tax	(3)	(379)

Net earnings (Viacom and noncontrolling interests)	479	222
Net earnings attributable to noncontrolling interests	(9)	(10)

Net earnings attributable to Viacom	$470	$212

Amounts attributable to Viacom:
Net earnings from continuing operations	$473	$591
Discontinued operations, net of tax	(3)	(379)

Net earnings attributable to Viacom	$470	$212

Basic earnings per share attributable to Viacom:
Continuing operations	$0.94	$1.07
Discontinued operations	-	(0.68)

Net earnings	$0.94	$0.39

Diluted earnings per share attributable to Viacom:
Continuing operations	$0.93	$1.06
Discontinued operations	(0.01)	(0.68)

Net earnings	$0.92	$0.38

Weighted average number of common shares outstanding:
Basic	501.5	550.6
Diluted	509.1	557.2

Dividends declared per share of Class A and Class B common stock	$0.275	$0.25

VIACOM INC.

CONSOLIDATED BALANCE SHEETS

(in millions, except par value)	December 31, 2012	September 30, 2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$671	$848
Receivables, net	2,602	2,533
Inventory, net	797	832
Deferred tax assets, net	68	68
Prepaid and other assets	485	572

Total current assets	4,623	4,853
Property and equipment, net	1,046	1,068
Inventory, net	4,105	4,205
Goodwill	11,067	11,045
Intangibles, net	322	328
Other assets	734	751

Total assets	$21,897	$22,250

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$193	$255
Accrued expenses	913	943
Participants’ share and residuals	1,166	989
Program rights obligations	588	569
Deferred revenue	210	230
Current portion of debt	18	18
Other liabilities	634	826

Total current liabilities	3,722	3,830

Noncurrent portion of debt	8,371	8,131
Participants’ share and residuals	378	533
Program rights obligations	571	642
Deferred tax liabilities, net	70	5
Other liabilities	1,454	1,491
Redeemable noncontrolling interest	175	179

Commitments and contingencies

Viacom stockholders’ equity:
Class A Common stock, par value $0.001, 375.0 authorized; 51.1 and 51.1 outstanding, respectively	-	-
Class B Common stock, par value $0.001, 5,000.0 authorized; 445.2 and 455.9 outstanding, respectively	-	1
Additional paid-in capital	8,997	8,916
Treasury stock, 280.4 and 267.1 common shares held in treasury, respectively	(11,725)	(11,025)
Retained earnings	10,149	9,820
Accumulated other comprehensive loss	(256)	(264)

Total Viacom stockholders’ equity	7,165	7,448

Noncontrolling interests	(9)	(9)

Total equity	7,156	7,439

Total liabilities and equity	$21,897	$22,250

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

The following table reconciles the Company’s results for the quarter ended December 31, 2012 to adjusted results that exclude the impact of certain items identified as affecting comparability (“Factors Affecting Comparability”), including discrete tax benefits. The Company uses consolidated adjusted operating income, adjusted net earnings from continuing operations attributable to Viacom and adjusted diluted earnings per share (“EPS”) from continuing operations, as applicable, among other measures, to evaluate the Company’s actual operating performance and for planning and forecasting of future periods. The Company believes that the adjusted results provide relevant and useful information for investors because they clarify the Company’s actual operating performance, make it easier to compare Viacom’s results with those of other companies and allow investors to review performance in the same way as our management. Since these are not measures of performance calculated in accordance with accounting principles generally accepted in the United States of America, they should not be considered in isolation of, or as a substitute for, operating income, net earnings from continuing operations attributable to Viacom and diluted EPS as indicators of operating performance, and they may not be comparable to similarly titled measures employed by other companies.

(in millions, except per share amounts)

	Quarter Ended December 31, 2012
	Operating Income	Pre-tax Earnings from Continuing Operations(1)	Net Earnings from Continuing Operations Attributable to Viacom	Diluted EPS from Continuing Operations
Reported results	$797	$718	$473	$0.93
Factors Affecting Comparability:
Discrete tax benefits (2)	-	-	(12)	(0.02)

Adjusted results	$797	$718	$461	$0.91

(1)	Pre-tax earnings from continuing operations represent earnings before provision for income taxes.
(2)

Adjusted results for the quarter ended December 31, 2012 exclude $12 million of discrete tax benefits. The benefits recognized in the quarter principally reflect the release of tax reserves with respect to certain effectively settled tax positions.